Exhibit 99.1

MOD-PAC CORP. Reports Revenue Growth of 5.2% and Positive Net Income in Fourth Quarter 2008

BUFFALO, N.Y.--(BUSINESS WIRE)--February 4, 2009--MOD-PAC CORP. (NASDAQ: MPAC):

  Custom folding carton sales increase 21.2% to $8.5 million for the quarter
  Fourth quarter revenue increased 5.2% to $13.6 million
  Fourth quarter net income of $129 thousand compared with loss of $1.0 million in previous year

MOD-PAC CORP. (NASDAQ: MPAC), an on demand commercial printer and manufacturer of custom paper board packaging, today reported revenue of $13.6 million for the fourth quarter of 2008, which ended December 31, 2008, up 5.2% compared with revenue of $12.9 million in the fourth quarter of 2007. For the full fiscal year, revenue was $48.9 million, up 1.5% compared with $48.2 million for fiscal 2007.

Net income for the fourth quarter of 2008 was $129 thousand, or $0.04 per diluted share, a considerable improvement when compared with a net loss of $1.0 million, or $0.29 per diluted share, in the fourth quarter of 2007. Net loss for 2008 was $0.9 million compared with a loss of $4.1 million in 2007.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “Despite the slowing and uncertain economy, our fourth quarter sales increased more than five percent, driven primarily by strong demand for our custom folding cartons. Although we are cautious entering 2009 given the fragile state of the economy, we are encouraged with the inroads we are making in capturing new clients for our folding cartons products while gaining a greater share of the printing requirements of existing clients as well.”

Fourth Quarter and Year-End Sales Review

  Sales of folding cartons, which include custom folding cartons and stock boxes, were $11.7 million in the fourth quarter of 2008, up 8.2% from $10.8 million in the fourth quarter of 2007. Custom folding carton sales were $8.5 million and $30.6 million for the fourth quarter and full year, respectively, up 21.2% and 5.7% from the respective periods in 2007. Growth in this category was driven by the addition of one new large customer and additional sales to existing accounts which more than offset declines from customers that slowed spending due to the current economic climate. However, stock box sales were $3.3 million and $9.7 million for the fourth quarter and full year, respectively, down 15.2% and 11.0% from the prior year’s respective periods. The decline in stock box sales was attributable to economic conditions, as existing customers have curtailed purchases.

  Fourth quarter print services sales, which includes commercial print and personalized print services, were down 11.2% to $1.8 million compared with $2.0 million in the same period the prior year. For the fiscal year, print services sales were up slightly to $8.1 million compared with $7.8 million the prior year. Commercial print product sales increased 6.7% to $1.0 million in the fourth quarter of 2008 and 35.2% to $4.2 million for the full fiscal year of 2008 with direct mail services contributing $0.8 million and $2.4 million in the fourth quarter and fiscal year, respectively. The increase in commercial print product sales was offset by a 27.1% decline in personalized print sales to $0.8 million in the fourth quarter and a 16.9% decline for the full year to $3.9 million.

Fourth Quarter and Year-End Operating Results

Gross profit increased $0.6 million to $2.1 million in the 2008 fourth quarter on higher volume and improved productivity. Gross margin was 15.6% in the fourth quarter of 2008 compared with 11.8% in the same period the prior year and flat sequentially from the third quarter of 2008. Full year gross margin was 13.8% and 9.3% for 2008 and 2007, respectively. The improvement in gross margin was a result of the cost cutting steps implemented over the past year to improve productivity and efficiency, such as decreases in labor and repairs, offset partially by an increase in paperboard costs and weaker product mix.

Selling, general and administrative (SG&A) expenses were $1.9 million, or 13.8% of sales, in the fourth quarter of 2008 compared with $2.4 million, or 18.8% of sales, in the same period the prior year and $1.9 million, or 14.7% of sales, in the trailing third quarter of 2008. Included in fourth quarter 2007 SG&A was $0.14 million in severance costs associated with workforce reductions and approximately $0.22 million of incremental depreciation related to the reduction in useful lives of certain software assets. Excluding these unusual charges, fourth quarter 2008 SG&A was 9.8% lower than the prior year quarter. SG&A for fiscal 2008 was $7.9 million compared with $9.9 million in 2007. Included in full year 2007 SG&A was $0.44 million in costs associated with workforce reduction and the incremental depreciation charge of $0.22 million in the fourth quarter. Excluding these unusual items, fiscal 2008 SG&A was lower than the prior year by 14.4%.

Adjusted earnings before interest, taxes, depreciation, amortization, non-cash option expenses and non-cash asset impairment charges (Adjusted EBITDA) was $1.2 million in the fourth quarter of 2008 compared with $0.5 million in the fourth quarter of 2007 and $1.0 million in the trailing third quarter of 2008. The fourth quarter of 2008 was the fifth consecutive quarter of positive Adjusted EBITDA. Adjusted EBITDA for the full year 2008 was up considerably to $3.0 million compared with a negative $0.2 million in 2007. The primary driver for this increase was due to the leverage obtained from improving our cost structure. The asset impairment charges in fiscal year 2007 were for goodwill impairment relating to an acquisition made by the Company many years ago and plant and equipment impairment. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the reconciliation of Net Income or Loss to Adjusted EBITDA in the attached table.)

Mr. David B. Lupp, Chief Operating Officer and Chief Financial Officer of MOD-PAC CORP., commented, “Productivity improvements put in place throughout the past year are starting to pay dividends as our fourth quarter operating margin improved to 1.8% from a negative 7.1% the prior year quarter. We are operating in a very lean mode at present, but can flex to meet greater demand if needed without significant incremental increases in our cost structure.”

Liquidity

Cash, cash equivalents and temporary investments were $0.20 million at December 31, 2008, up from $0.10 million at December 31, 2007. Capital expenditures for 2008 were $2.0 million, relatively flat when compared with $1.9 million, excluding $0.8 million related to a direct mail asset purchase, for 2007. Approximately half of the $2.0 million in capital expenditures was for productivity and efficiency initiatives that provided a benefit to the organization in 2008. Capital expenditures are expected to be $1.0 million in fiscal year 2009. Depreciation and amortization was $3.7 million in 2008, a decrease from $5.0 million in 2007. As mentioned previously, $0.22 million of additional depreciation was recognized in the fourth quarter of 2007 related to the reduction in useful life of certain software assets.

The line of credit balance at December 31, 2008 was $1.0 million, down from $1.5 million at September 27, 2008. The decrease was driven by positive Adjusted EBITDA partially offset by capital expenditures. In addition to the $1.0 million drawn on the Company’s committed line of credit at year end, an additional $0.58 million in debt financing was used for the purchase of various pieces of equipment in 2008. The Company believes that cash and cash equivalents and net cash provided by operating activities will be sufficient to meet requirements in 2009.

There were 25,000 shares repurchased by the Company during 2008. MOD-PAC has authorization to repurchase 75,885 shares.

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 10:30 am ET. During the teleconference, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 309784 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 309784 and account number 3055. The telephonic replay will be available through Wednesday, February 11, 2009 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand, full-color commercial and folding carton print products and services. MOD-PAC also offers data management and direct mail and fulfillment service capabilities. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC’s strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Year Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Revenue
Product sales	$13,490	$12,821	$48,412	$47,670
Rent	130	122	486	520
Total Revenue	13,620	12,943	48,898	48,190
Cost of products sold	11,499	11,418	42,174	43,725
Gross profit	2,121	1,525	6,724	4,465
Gross profit margin	15.6%	11.8%	13.8%	9.3%
Selling, general and administrative expense	1,876	2,439	7,870	9,850
Income (Loss) from operations	245	(914)	(1,146)	(5,385)
Operating profit margin	1.8%	-7.1%	-2.3%	-11.2%
Interest expense, net	63	54	266	184
Other income (expense)	45	(378)	138	(389)
Income (Loss) before taxes	227	(1,346)	(1,274)	(5,958)
Income tax expense (benefit)	98	(336)	(379)	(1,857)
Net income (loss)	$129	$(1,010)	$(895)	$(4,101)

Basic earnings (loss) per share:	$0.04	$(0.29)	$(0.26)	$(1.19)
Diluted earnings (loss) per share:	$0.04	$(0.29)	$(0.26)	$(1.19)

Weighted average diluted shares outstanding	3,450	3,452	3,434	3,450
MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)

($, in thousands)
	Three Months Ended		%	Year Ended		%	2008
	12/31/2008	12/31/2007	change	12/31/2008	12/31/2007	change	% of Total
FOLDING CARTONS
Custom Folding Cartons	$8,458	$6,977	21.2%	$30,647	$29,008	5.7%	63.3%
Stock Box	3,280	3,870	-15.2%	9,672	10,865	-11.0%	20.0%
Folding Cartons Subtotal	11,738	10,847	8.2%	40,319	39,873	1.1%	83.3%

PRINT SERVICES
Commercial Printing	989	927	6.7%	4,190	3,098	35.2%	8.7%
Personalized Printing	763	1,047	-27.1%	3,903	4,699	-16.9%	8.0%
Print Services Subtotal	1,752	1,974	-11.2%	8,093	7,797	3.8%	16.7%

Total Product Revenue	$13,490	$12,821	5.2%	$48,412	$47,670	1.6%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	12/31/2008	12/31/2007
	(unaudited)
ASSETS:
Cash and cash equivalents	$200	$98
Trade accounts receivable:
Customers	4,920	4,332
Allowance for doubtful accounts	(170)	(76)
Net trade accounts receivable	4,750	4,256
Inventories:
Finished goods	2,671	2,214
Work in progress	238	118
Raw materials	1,404	1,209
	4,313	3,541
Prepaid expenses	357	259
Total current assets	9,620	8,154

Property, plant and equipment, at cost	68,707	67,812
Less accumulated depreciation and amortization	(47,116)	(44,488)
Net property, plant and equipment	21,591	23,324
Other assets	1,340	1,316
Total assets	$32,551	$32,794

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$168	$48
Accounts payable	3,222	2,912
Accrued expenses	581	815
Total current liabilities	3,971	3,775

Line of credit	1,000	400
Long-term debt	2,413	2,050
Other liabilities	37	269
Deferred income taxes	118	499
Shareholders' equity	25,012	25,801
Total liabilities and shareholders' equity	$32,551	$32,794

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Year Ended
	12/31/2008	12/31/2007
Cash Flows from Operating Activities:
Net loss	$(895)	$(4,101)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation and amortization	3,737	4,970
Provision for doubtful accounts	108	61
Stock option compensation expense	256	209
Deferred income taxes	(381)	(1,867)
Asset impairment charges	-	416
(Gain) Loss on disposal of assets	(54)	59
Cash flow from change in operating assets and liabilities:
Accounts receivables	(602)	(313)
Inventories	(772)	(306)
Prepaid expenses	(98)	190
Other liabilities	(232)	238
Accounts payable	310	(961)
Refundable or payable income taxes	-	625
Accrued expenses	(234)	(233)
Net cash provided by (used in) operating activities	$1,143	$(1,013)

Cash Flows from Investing Activities
Proceeds from sale of assets	$125	$52
Decrease in temporary investments	-	1,000
Change in other assets	(80)	(60)
Capital expenditures	(1,993)	(1,900)
Acquisition of DDM assets	-	(947)
Net cash (used in) investing activities	$(1,948)	$(1,855)

Cash Flows from Financing Activities
Principal payments on long-term debt	$(118)	$(38)
Increase in line of credit	600	400
Proceeds from loan	580	168
Proceeds from issuance of stock	-	32
Purchase of treasury stock	(150)	-
Deferred financing fees	$(5)	$(40)
Net cash provided by financing activities	$907	$522

Net change in cash and cash equivalents	102	(2,346)

Cash and cash equivalents at beginning of year	98	2,444
Cash and cash equivalents at end of year	$200	$98

MOD-PAC CORP.
Reconciliation between GAAP Net Income (Loss) and Adjusted EBITDA

(in thousands)	Three Months Ended		Year Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007

GAAP Net Income (Loss)	$129	($1,010)	($895)	($4,101)

Interest	63	54	266	184
Asset impairment charges	0	416	0	416
Taxes	98	(336)	(379)	(1,857)
Depreciation and amortization	887	1,325	3,737	4,970
Stock-based compensation	49	44	256	209

Adjusted EBITDA	$1,226	$493	$2,985	($179)

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, non-cash option expense and non-cash asset impairment charges.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com